Exhibit 10.1

ORIENT-EXPRESS HOTELS LTD.

2009 SHARE AWARD AND INCENTIVE PLAN

ORIENT-EXPRESS HOTELS LTD.

2009 SHARE AWARD AND INCENTIVE PLAN

1.  Purpose.  The purpose of this 2009 Share Award and Incentive Plan (the “Plan”) is to aid Orient-Express Hotels Ltd., a Bermuda company (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding employees, non-employee directors serving on the Board of Directors of the Company or any of its subsidiaries or affiliates, and other service providers of the Company or its subsidiaries or affiliates, strengthening the Company’s capability to develop, maintain and direct a competent management team, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and to promote the creation of long-term value for shareholders by closely aligning the interests of Participants with those of shareholders. The Plan authorizes share-based and cash-based incentives for Participants.

2.  Definitions.  In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)   “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7 representing a conditional right to receive cash, Shares or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(b)   “Annual Limit” shall have the meaning specified in Section 5(b).

(c)   “Award” means any Option, SAR, Restricted Shares, Deferred Shares, Shares granted as a bonus or in lieu of another award, Dividend Equivalent, Other Share-Based Award, or Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

(d)   “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.

(e)   “Board” means the Company’s Board of Directors.

(f)    “Change in Control” shall have the meaning specified in Section 10.

(g)   “Code” means the United States Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(h)   “Committee” means the Compensation Committee of the Board (or a designated successor to such committee), the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to other corporate governance documents of the

Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder (except to the extent limited under applicable New York Stock Exchange rules), in which case the term “Committee” shall refer to the Board.

(i)    “Covered Employee” has the meaning given to such term under Code Section 162(m)(3) and applicable regulations thereunder.

(j)    “Deferred Shares” means a right, granted under this Plan, to receive Shares or other Awards or a combination thereof at the end of a specified deferral period.

(k)   “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Shares, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of Shares.

(l)    “Effective Date” means the effective date specified in Section 11(o).

(m)  “Eligible Person” has the meaning specified in Section 5.

(n)   “Exchange Act” means the United States Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(o)   “Fair Market Value” means the fair market value of Shares, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Shares on a given day shall be, as specified by the Committee, the closing price of the Shares on the date on which it is to be valued hereunder as reported for New York Stock Exchange—Composite Transactions. Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR and relating to the market value of Shares measured at the time of exercise shall conform to requirements under Code Section 409A.

(p)   “409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder. “Non-409A Awards” means Awards other than 409A Awards. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Shares on terms that will qualify those Awards as 409A Awards, Options, SARs, and Restricted Shares are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

(q)   “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(r)    “Option” means a right to purchase Shares granted under Section 6(b).

(s)   “Other Share-Based Awards” means Awards granted to a Participant under Section 6(h).

(t)    “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(u)   “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) or 7, to receive cash, Shares or other Awards or payments.

(v)   “Preexisting Plans” means the 2000 Stock Option Plan, 2004 Stock Option Plan and the 2007 Performance Share Plan, as the same may be amended to the Effective Date.

(w)  “Restricted Shares” means Shares granted under this Plan which is subject to certain restrictions and to a risk of forfeiture.

(x)    “Shares” means the Company’s class A common shares, $0.01 par value each, and any other equity securities of the Company that may be substituted or resubstituted for Shares pursuant to Section 11(c).

(y)   “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

3.  Administration.

(a)   Authority of the Committee.  The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates (including upon a Change in Control), the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant or each Award), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and shareholders.

(b)   Manner of Exercise of Committee Authority.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation (i) will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify and (ii) is permitted under applicable provisions of the laws of the Islands of Bermuda.

(c)   Limitation of Liability.  The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.  Shares Subject To Plan.

(a)   Overall Number of Shares Available for Delivery.  The total number of Shares reserved and available for delivery in connection with Awards under the Plan shall be (i) 1,000,000 Shares, plus (ii) the number of shares that, immediately prior to the Effective Date, remain available for new awards under the Preexisting Plans plus (iii) the number of shares subject to awards under the Preexisting Plans which become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of Shares with respect to which ISOs may be granted shall not exceed the number specified under clause (i) above. Any Shares delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b)   Share Counting Rules.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute Awards) and make adjustments in accordance with this Section 4(b). Shares shall be counted against those reserved to the extent such Shares have been delivered and are no longer subject to a risk of forfeiture. Accordingly, (i) to the extent that an Award under the Plan or an award under the Preexisting Plans, in whole or in part, is canceled, expired, forfeited, settled in cash, settled by delivery of fewer Shares than the number underlying the Award or award, or otherwise terminated without delivery of Shares to the participant, the Shares retained by or returned to the Company will not be deemed to have been delivered under the Plan; and (ii) Shares that are withheld from such an Award or award or separately surrendered by the participant in payment of the exercise price or taxes relating to such an Award or award shall be deemed to constitute Shares not delivered and will be available under the Plan. The Committee may determine that Awards may be outstanding that relate to more Shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of Shares in excess of the number then available under the Plan. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate or with which the Company or a subsidiary or affiliate combines, Shares delivered or deliverable in connection with such assumed or substitute Award shall not be counted against the number of Shares reserved under the Plan.

5.  Eligibility; Per-Person Award Limitations.

(a)   Eligibility.  Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means (i) an employee of the Company or any subsidiary or affiliate, including any executive officer or employee director of the Company or a subsidiary or affiliate, (ii) any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate, (iii) any non-employee director of the Company or any subsidiary or affiliate, and (iv) any person who provides substantial services to the Company or a subsidiary or affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines, are eligible for grants of substitute Awards granted in connection with such acquisition or combination transaction in assumption of or in substitution for such outstanding awards previously granted.

(b)   Per-Person Award Limitations.  Except as otherwise provided in an Appendix hereto, the Committee may establish a maximum Annual Limit of shares that any Eligible Person may be awarded in any calendar year.

6.  Specific Terms Of Awards.

(a)   General.  Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and Appendix A), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Appendix A and the terms of the Award agreement. The Committee may require payment of consideration for an Award except as limited by the Plan.

(b)   Options.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)    Exercise Price.  The exercise price per Share purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a Share on the date of grant of such Option, subject to Section 8(a). Notwithstanding the foregoing, any substitute Award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines may be granted with an exercise price per Share other than as required above. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the Shares are issued, except as provided in Section 11(c) of the Plan.

(ii)   Option Term; Time and Method of Exercise.  The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Appendix A), including, without limitation, cash, Shares (including by withholding Shares deliverable upon exercise), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered in satisfaction of exercised Options to Participants (including, in the case of 409A Awards, deferred delivery of Shares subject to the Option, as mandated by the Committee, with such deferred Shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii)  ISOs.  The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422.

(c)   Stock Appreciation Rights.  The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)    Right to Payment.  An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the SAR as determined by the Committee but which in any event shall be not less than the Fair Market Value of a Share on the date of grant of the SAR, subject to Section 8(a).

(ii)   Other Terms.  The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award. Limited SARs that may only be exercised in connection with a Change in Control or termination of service following a Change in Control as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Shares having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(iii)  Purchase Price.  The Participants must pay to the Company a purchase price of $.01 per SAR received at the time of exercise of an SAR, representing the par value of each Share.

(d)   Restricted Shares.  The Committee is authorized to grant Restricted Shares to Participants on the following terms and conditions:

(i)    Grant and Restrictions.  Restricted Shares shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Shares, a Participant granted Restricted Shares shall have all of the rights of a shareholder, including the right to vote the Restricted Shares and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii)   Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the

Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)  Certificates for Shares.  Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Shares.

(iv)  Dividends and Splits.  As a condition to the grant of an Award of Restricted Shares, the Committee may require that any dividends paid on a Restricted Shares shall be either (A) paid with respect to such Restricted Shares at the dividend payment date in cash, in kind, or in a number of unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Shares or held in kind, which shall be subject to the same terms as applied to the original Restricted Shares to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in Deferred Shares, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Shares distributed in connection with a Share split or Share dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

(v)   Purchase Price.  The Participants must pay to the Company a purchase price of $.01 per Restricted Share at the time of the granting of the Award, representing the par value of each Restricted Share.

(e)   Deferred Shares.  The Committee is authorized to grant Deferred Shares to Participants, subject to the following terms and conditions:

(i)    Award and Restrictions.  Issuance of Shares will occur upon expiration of the deferral period specified for an Award of Deferred Shares by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Shares shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Shares may be satisfied by delivery of Shares, other Awards, or a combination thereof (subject to Appendix A), as determined by the Committee at the date of grant or thereafter.

(ii)   Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Shares), all Deferred Shares that are at that time subject to such forfeiture conditions shall be forfeited;

provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Shares will lapse in whole or in part, including in the event of terminations resulting from specified causes. Deferred Shares subject to a risk of forfeiture may be called “restricted share units” or otherwise designated by the Committee.

(iii)  Dividend Equivalents.  Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of Shares covered by an Award of Deferred Shares shall be either (A) paid with respect to such Deferred Shares at the dividend payment date in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Shares, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Deferred Shares, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

(iv)  Purchase Price.  The Participants must pay to the Company a purchase price of $.01 per Deferred Share at the time of the granting of the Award, representing the par value of each Deferred Share.

(f)    Bonus Shares and Awards in Lieu of Obligations.  The Committee is authorized to grant to Participants Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The Participants must pay to the Company a purchase price of $.01 per Share at the time of the granting of the Award, representing the par value of each Share.

(g)   Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to a Participant, which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(h)   Other Share-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Shares or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i)    Performance Awards.  Performance Awards, denominated in cash or in Shares or other Awards, may be granted by the Committee in accordance with Section 7. A Performance Award denominated in

Shares shall constitute an Award authorized under Sections 6(b)—6(h) to which performance conditions have been attached under Section 7.

7.  Performance Awards.  Performance Awards may be denominated as a cash amount, number of Shares, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Appendix A in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m).

8.  Certain Provisions Applicable To Awards.

(a)   Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate; provided, however, that a 409A Award may not be granted in tandem with a Non-409A Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award or the value of any other right to payment surrendered by the Participant may be applied to the purchase of any other Award. This Section 8(a) shall be subject to Section 11(e) (including the limitation on repricing) and subject to Appendix A.

(b)   Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii), 6(c)(ii) and 8 or elsewhere in the Plan.

(c)   Form and Timing of Payment under Awards; Deferrals.  Subject to the terms of the Plan (including Appendix A) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Appendix A. Subject to Appendix A, installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

9.  Additional Award Forfeiture Provisions.  The Committee may condition a Participant’s right to receive a grant of an Award, to exercise the Award, to retain cash, Shares, other Awards or other property acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, including cash or other proceeds received upon sale of Shares acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates and the officers, directors and affiliates of the Company and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company. Pursuant to this authorization, unless otherwise determined by the Committee, the following policy will apply to each Award:

In the event that the Company is required to restate its financial statements due to material noncompliance of the Company with any applicable financial reporting requirement, if such restatement results directly or indirectly from willful misconduct or gross negligence of the Participant the Participant shall reimburse the Company for the difference between (i) the amount of any bonus, incentive or equity compensation paid as a result of the erroneous financial statement and (ii) the amount that would have been paid, if any, under the restated financial statements. The Committee may specify additional forfeitures applicable in the event such a restatement or similar circumstances, subject to Section 11(e).

10.  Change in Control.

For purposes of this Section 10, “Change in Control” means any of the following events:

(a)   any “person” (as that term is defined for the purposes of Section 13(d) or 14(d) of the U.S. Securities Exchange Act of 1934, as amended), other than any subsidiary of the Company, shall directly or indirectly acquire more than 40% of the voting shares of the Company then outstanding and then entitled to vote generally in the election of directors of the Company; or

(b)   individuals who, on the Effective Date, constitute the Company’s Board of Directors (or the successors of such individuals nominated by such Board of Directors or a committee thereof on which such individuals or their successors constitute a majority) shall cease to constitute a majority of the Company’s Board of Directors; or

(c)   the Company amalgamates, merges or consolidates with or into any other corporation, other than a corporation which directly, or indirectly through one or more intermediaries, is controlled by any subsidiary of the Company, without the approval of its Board of Directors constituted as provided in clause (b) above; or

(d)   the Company sells, leases, exchanges or otherwise disposes of all or substantially all of its assets and business without the approval of its Board of Directors constituted as provided in clause (b) above.

In the event of a Change in Control, any outstanding Option or SAR granted under the Plan which a Participant shall not then have been entitled to exercise shall become exercisable and vested immediately prior to or concurrently with the occurrence of the Change in Control and the Participant shall have the right to exercise all such Options or SARs, except to the extent this right is limited as an explicit term of the Award established by the Committee at the time of grant. With respect to other types of Awards, the effect of a Change in Control on vesting and other Award terms will be specified by the Committee.

Notwithstanding anything in the Plan to the contrary, in the event of exercise of an Option or SAR following a Change in Control, the Participant may elect, by written notice to the Committee, (i) with respect to Options only, to pay or cause to be paid to the Company the full exercise price of the Shares as to which the Option is exercised and thereupon receive delivery of such Shares, or (ii) to surrender to the Company all or any part of an Option or SAR and receive from the Company upon such surrender an amount in cash equal to the excess, if any, of the Fair Market Value at the surrender date of the Shares subject to the Option or SAR or portion thereof so surrendered over the aggregate exercise price of such Shares as set forth in the applicable Option or SAR grant letter, multiplied by the number of Shares subject to the Option or SAR or portion thereof so surrendered.

The obligations of the Company under the Plan with respect to any Awards shall be binding upon any successor company, corporation or other organization resulting from any amalgamation, merger, consolidation or other reorganization of the Company, or upon any successor company, corporation or organization succeeding to all or substantially all of the assets and business of the Company, in any such case which would constitute a Change in Control. The Company agrees that it will make appropriate provisions for the preservation of all Participants’ rights under the Plan in any agreement or plan that it may enter into or adopt to effect any such amalgamation, merger, consolidation, reorganization or transfer of assets constituting a Change in Control.

11.  General Provisions.

(a)   Compliance with Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee and subject to Appendix A, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal, state or foreign law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Shares or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b)   Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant but not otherwise to a third party for value, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee and the Committee has determined that there will be no transfer of the Award to a third party for value, and subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the U.S. Securities Act of 1933, as amended, specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)   Adjustments.  In the event that any large, non-recurring dividend or other distribution (whether in the form of cash or property other than Shares), recapitalization, forward or reverse split, Share dividend, reorganization, merger, consolidation, spinoff, combination, repurchase, share exchange, liquidation, dissolution, equity restructuring as defined under generally accepted accounting principles, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate or, in the case of any outstanding Award, which is necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, including the number of Shares available under Section 4, (ii) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Appendix A), and (v) the performance goals or conditions of outstanding Awards that are based on share prices. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d)   Tax Withholding.  The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Shares deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of Shares will not result in additional accounting expense to the Company.

(e)   Changes to the Plan.  The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s shareholders for approval not later than the earliest annual general meeting for which the record date is at or after the date of such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange, or if such amendment would materially increase the number of Shares reserved for issuance and delivery under the Plan, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to shareholders for approval. The Committee is authorized to amend outstanding Awards, except as limited by the Plan. The Board and Committee may not amend outstanding Awards (including by means of an amendment to the Plan) without the consent of an affected Participant if such an amendment would materially and adversely affect the rights of such Participant with respect to the outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant, and any discretion that is reserved by the Board or Committee with respect to an Award is unaffected by this provision). Without the approval of shareholders (unless shareholder approval in not required by any applicable law or regulation or the rules of the New York Stock Exchange), the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” which for this purpose means any of the following or any other action that has the same effect:

(i)    Lowering the exercise price of an Option or SAR after it is granted;

(ii)   Any other action that is treated as a repricing under generally accepted accounting principles;

(iii)  Canceling an Option or SAR at a time when its exercise price exceeds the fair market value of the underlying Shares, in exchange for another Option or SAR, Restricted Shares, other equity or cash;

provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment authorized under Section 11(c). With regard to other terms of Awards, the Committee shall have no authority to waive or modify any such Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification. A cancellation and exchange described in clause (iii) above will be considered a repricing regardless of whether the Option, Restricted Shares or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Participant.

(f)    Right of Setoff.  The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 9, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f). With respect to any amount that constitutes a deferral of compensation, the Company may implement a setoff under this provision only at such time as the deferred compensation otherwise would be distributable to the Participant (i.e., the settlement date for such deferred compensation).

(g)   Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h)   Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i)    Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)    Certain Limitations on Awards to Ensure Compliance with Local Laws.  The Appendices to this Plan are incorporated by reference herein and shall apply to Awards and deferrals by Participants who are subject to the national laws that are addressed under each such Appendix.

(k)   Governing Law.  The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the Islands of Bermuda and, in the case of Appendices, laws specified therein.

(l)    Awards to Participants of Various Jurisdictions.  The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States, or establish one or more Appendices or sub-plans, in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, and customs of the country in which the recipient thereof is then resident or primarily employed. An Award may be modified under this Section 11(l) in a manner that is inconsistent with the express terms of the

Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability for the Participant whose Award is modified.

(m)  Limitation on Rights Conferred under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder. Any Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any subsidiary or affiliate and shall not affect any benefits under any other benefit plan at any time in effect under which the availability or amount of benefits is related to the level of compensation (unless required by any such other plan or arrangement with specific reference to Awards under this Plan).

(n)   Severability.  If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof. No rule of strict construction shall be applied against the Company, the Committee, or any other person in the interpretation of any terms of the Plan, Award, or agreement or other document relating thereto.

(o)   Plan Effective Date and Termination.  The Plan shall become effective if, and at such time as, the shareholders of the Company have approved it at a general meeting of the Company. The date of such shareholder approval shall be the Effective Date. Upon such approval of the Plan by the shareholders of the Company, no further awards shall be granted under the Preexisting Plans, but any outstanding awards under the Preexisting Plans shall continue in accordance with their terms. Unless earlier terminated by action of the Board of Directors, the authority to make new grants under the Plan shall terminate on the date that is ten years after the Effective Date, and the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

APPENDIX A

Participants Subject to U.S. Law

Capitalized terms used in this Appendix have the same meaning given to them in the Plan.

1.  Code Section 162(m) Considerations.

It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Appendix A shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of this Section 1, including the definitions of Covered Employee and other terms used herein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified Award. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(a)   Per-Person Award Limitations.  In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under the Plan relating to up to his or her Annual Limit. A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 250,000 Shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 11(c) of the Plan. In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law (including Treasury Regulation 1.162-27(e)(3)), an Eligible Person may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Eligible Person’s Annual Limit, which for this purpose shall equal $2,500,000 plus the amount of the Eligible Person’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, (ii) a Participant’s Annual Limit is used to the extent an amount or number of Shares may be potentially earned or paid under an Award (at the maximum designated amount for such Awards), regardless of whether such amount or Shares are in fact earned or paid, and (iii) the Annual Limit applies to Dividend Equivalents under Section 6(g) of the Plan only if such Dividend Equivalents are granted separately from and not as a feature of another Award.

(b)   Performance-Awards Granted to Covered Employees.  If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 1(b).

(i)    Performance Goals Generally.  The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Appendix A. The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain” at the time such goals are established. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)   Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for any specified subsidiary or affiliate or other business unit of the Company (alone or in combination), shall be used by the Committee in establishing performance goals for such Performance Awards:

(A)  net income;

(B)   earnings, before or after income taxes;

(C)   earnings per share;

(D)  pre-tax operating income;

(E)   expense management;

(F)   profitability, including profitability of an identifiable business unit or product;

(G)   revenue;

(H)  shareholder value creation measures, including but not limited to share price or total shareholder return;

(I)    return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity;

(J)    cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

(K)  net economic profit (operating earnings minus a charge for capital) or economic value created;

(L)   strategic innovation;

(M) dividend levels;

(N)  significant business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets,

completion of capital and debt transactions, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures; or

(O)  any combination of the foregoing.

The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Performance goals based upon these business criteria may be based upon generally accepted accounting principles (“GAAP”) or may be non-GAAP measures, and in either case may be adjusted for purchase accounting impacts related to acquisitions and other extraordinary, non-recurring or unusual events or accounting treatments (subject to applicable requirements of Code Section 162(m)). Performance Goals may be particular to a Participant, the Company or a division, subsidiary or other business segment of the Company, or may be based on the performance of the Company as a whole.

(iii)  Performance Period; Timing for Establishing Performance Goals.  Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv)  Performance Award Pool.  The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 1(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 1(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. The Committee may specify Performance Awards for any one Participant as a percentage of the Performance Award pool, subject to such terms and conditions as the Committee may specify, provided that the aggregate percentage of the Performance Award pool allocated to Participants may not exceed 100% of the Performance Award pool.

(v)   Settlement of Performance Awards; Other Terms.  Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Appendix A beyond the level of payment authorized for achievement of the performance goal specified under this Appendix A based on the actual level of achievement of such goal in excess of the amount earned through performance with respect to the performance goal established under this Appendix A. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(c)   Annual Incentive Awards Granted to Covered Employees.  The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and its grant, exercise and/or settlement shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 1(c).

(i)    Grant of Annual Incentive Awards.  Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that performance period. The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 1(b)(ii) hereof in the given performance period, as specified by the Committee. The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 1(b)(iv) hereof. In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be preestablished by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 1(a) hereof.

(ii)   Payout of Annual Incentive Awards.  After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event prior to the end of a performance period or settlement of such Annual Incentive Award.

(d)   Written Determinations.  Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Awards shall be recorded in writing in the case of Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award or Annual Incentive Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

2.  Code Section 409A Considerations.

(a)   409A Awards and Deferrals.  Other provisions of the Plan notwithstanding, the terms of any 409A Award, including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Code Section 409A, and any terms not permitted under Code Section 409A shall be modified and limited to the extent necessary to conform with Code Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A and the regulations and guidance issued thereunder. The following rules will apply to 409A Awards:

(i)    Elections.  If a Participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted in accordance with the provisions specified in Exhibit A hereto;

(ii)   Exercise and Distribution.  Except as provided in Section 2(a)(iii) hereof, no 409A Award shall be exercisable (if the exercise would result in a distribution) or otherwise distributable to a Participant (or his or her beneficiary) except upon the occurrence of one of the following (or a date related to the occurrence of one of the following), which must be specified in a written document governing such 409A Award and otherwise meet the requirements of Treasury Regulation § 1.409A-3:

(A)  Specified Time.  A specified time or a fixed schedule.

(B)   Separation from Service.  The Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) and other applicable rules under Code Section 409A); provided, however, that if the Participant is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) and any of the Company’s equity is publicly traded on an established securities market or otherwise, settlement under this Section 2(a)(ii)(B) may not be made before the date that is six months after the date of separation from service.

(C)   Death.  The death of the Participant.

(D)  Disability.  The date the Participant has experienced a 409A Disability (as defined below).

(E)   409A Ownership/Control Change. The occurrence of a 409A Ownership/Control Change (as defined below).

(iii)  No Acceleration.  The exercise or distribution of a 409A Award may not be accelerated prior to the time specified in Section 2(a)(ii) hereof, except in the case of one of the following events:

(A)  Domestic Relations Order.  The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the Participant as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(B)   Conflicts of Interest.  Such 409A Award may permit the acceleration of the settlement time or schedule as may be necessary to comply with an ethics agreement with the Federal government or if reasonably necessary to comply with a Federal, state, local or foreign ethics law or conflict of interest law in compliance with Treasury Regulation § 1.409A-3(j)(4)(iii).

(C)   Change.  The Committee may exercise the discretionary right to accelerate the vesting of any unvested compensation deemed to be a 409A Award upon a 409A Ownership/Control Change or to terminate the Plan upon or within 12 months after a 409A Ownership/Control Change, or otherwise to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix), or accelerate settlement of such 409A Award in any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4).

(iv)  Definitions.  For purposes of this Appendix A, the following terms shall be defined as set forth below:

(A)  “409A Ownership/Control Change” shall be deemed to have occurred if a Change in Control occurs in connection with which there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treasury Regulation § 1.409A-3(i)(5).

(B)   “409A Disability” means an event which results in the Participant (i) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

(v)   Determination of “Key Employee.”  For purposes of a settlement under Section 2(a)(ii), status of a Participant as a “key employee” shall be determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Code Section 409A.

(vi)  Non-Transferability.  The provisions of Section 11(b) of the Plan notwithstanding, no 409A Award or right relating thereto shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary.

(vii) Limitation on Setoffs.  If the Company has a right of setoff that could apply to a 409A Award, such right may only be exercised at the time the 409A Award would have been distributed to the Participant or his or her Beneficiary, and may be exercised only as a setoff against an obligation that arose not more than 30 days before and within the same year as the distribution date if application of such setoff right against an earlier obligation would not be permitted under Code Section 409A.

(viii) 409A Rules Do Not Constitute Waiver of Other Restrictions.  The rules applicable to 409A Awards under this Appendix A constitute further restrictions on terms of Awards set forth elsewhere in this Plan. Thus, for example, an Option or SAR that is a 409A Award shall be subject to restrictions, including restrictions on rights otherwise specified in Section 6(b) or 6(c) of the Plan, in order that such Award shall not result in constructive receipt of income before exercise or tax penalties under Code Section 409A.

(b)   Rules Applicable to Certain Participants Transferred to Affiliates.  For purposes of determining a separation from service (where the use of the following modified definition is based upon legitimate business criteria), in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation § 1.414(c)-2 (or any successor provision) for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Treasury Regulation § 1.414(c)- 2.

(c)   Distributions Upon Vesting.  In the case of any Award providing for a distribution upon the lapse of a substantial risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the substantial risk of forfeiture lapsed, provided that the Participant shall have no influence on any determination as to the tax year in which the distribution will be made.

(d)   Release or Other Termination Agreement.  If the Company requires a Participant to execute a release, non-competition, or other agreement as a condition to receipt of a payment or retention of an Award upon or following a termination of employment, the Company will supply to the Participant a form of such release or other document not later than the date of the Participant’s termination of employment, which must be returned within the minimum time period required by law (but not more than 45 days) and must not be revoked by the Participant within the applicable time period for revocation in order for the Participant to satisfy any such condition. If any amount payable during a fixed period following termination of employment is subject to such a requirement and the fixed period would begin in one tax year and end in the next tax year, the Company, in determining the time of payment of any such amount, will not be influenced by the timing of any action of the Participant including execution of such a release or other document and expiration of any revocation period. In particular, the Company will be entitled in its discretion to deposit any such payment in escrow during either year comprising such fixed period, so that such deposited amount is constructively received and taxable income to the Participant upon deposit but with distribution from such escrow remaining subject to the Participant’s execution and non-revocation of such release or other document.

(e)   Scope and Application of this Provision.  For purposes of this Appendix A, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Code Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Code Section 409A.

3.  Required Consent to and Notification of Code Section 83(b) Election.  No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

4.  Additional ISO Considerations.

(a)   Ten Percent Shareholders.  A person who owns (or is deemed to own pursuant to Code Section 424(d)) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any subsidiary of the Company shall not be granted an ISO unless the exercise price of such ISO is at least 110% of the Fair Market Value of the underlying Share on the date of grant and the ISO is not exercisable after the expiration of five (5) years from the date of grant.

(b)   ISO Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which ISOs are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its subsidiaries) exceeds $100,000, the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as non-qualified Options, notwithstanding any contrary provisions of the applicable Option Award.

(c)   Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b).  If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

5.  Gross-Up for Excess Parachute Payments Under Code Section 280G.  The Committee is authorized to provide in any Award that in the event that any Shares or cash to be paid to a Participant in connection with a change in the ownership or effective control of the Company or the ownership of a substantial portion of the assets of the Company, as described in Code Section 280G, pursuant to the Plan, an Award or otherwise (including, without limitation, the acceleration of any payment, award distribution or benefit) (the “Payment”) constitute an “excess parachute payment” within the meaning of Code Section 280G, the Participant shall be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant after deduction of (i) any excise tax imposed under Code Section 4999 and (ii) any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay (I) federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and (II) state and local income taxes at the highest marginal rate of taxation in the state and locality of the grantee’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. The grantee shall provide the Company with the information necessary to compute the Gross-Up Payment, and the Company shall pay the grantee the Gross-Up Payment not later than the last day of the calendar year next following the calendar year in which the grantee pays the taxes referred to in clauses (i) and (ii) of the preceding sentence.

6.  Governing Law.  The construction and effect of this Appendix A, any rules and regulations relating to any 409A Award document shall be determined in accordance with applicable provisions of the Code.

Exhibit A to Appendix A

Deferral Election Rules

If a participant in a plan, program or other compensatory arrangement (a “plan”) of Orient-Express Hotels Ltd. (the “Company”) is permitted to elect to defer awards or other compensation, any such election relating to compensation deferred under the applicable plan must be received by the Company prior to the date specified by or at the direction of the administrator of such plan (the “Administrator,” which in most instances will be the Human Resources Department). For purposes of compliance with Section 409A of the Internal Revenue Code (the “Code”), any such election to defer shall be subject to the rules set forth below, subject to any additional restrictions as may be specified by the Administrator. Under no circumstances may a participant elect to defer compensation to which he or she has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation.

(1)   Initial Deferral Elections.  Any initial election to defer compensation (including the election as to the type and amount of compensation to be deferred and the time and manner of settlement of the deferral) must be made (and shall be irrevocable) no later than December 31 of the year before the participant’s services are performed which will result in the earning of the compensation, except as follows:

•      Initial deferral elections with respect to compensation that, absent the election, constitutes a short-term deferral may be made in accordance with Treasury Regulation § 1.409A-2(a)(4) and (b);

•      Initial deferral elections with respect to compensation that remains subject to a requirement that the participant provide services for at least 12 months (a “forfeitable right” under Treasury Regulation § 1.409A-2(a)(5)) may be made on or before the 30th day after the participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months before the earliest date at which the forfeiture condition could lapse and otherwise in compliance with Treasury Regulation § 1.409A-2(a)(5);

•      Initial deferral elections by a participant in his or her first year of eligibility may be made within 30 days after the date the participant becomes eligible to participate in the applicable plan, with respect to compensation paid for services to be performed after the election and in compliance with Treasury Regulation § 1.409A-2(a)(7);

•      Initial deferral elections by a participant with respect to performance- based compensation (as defined under Treasury Regulation § 1.409A-1(e)) may be made on or before the date that is six months before the end of the performance period, provided that (i) the participant was employed continuously from either the beginning of the performance period or the later date on which the performance goal was established, (ii) the election to defer is made before such compensation has become readily ascertainable (i.e., substantially certain to be paid), (iii) the performance period is at least 12 months in length and the performance goal was established no later than 90 days after the commencement of the service period to which the performance goal relates, (iv) the performance-based compensation is not payable in the absence of performance except due to death, disability, a 409A Ownership/Control Change (as defined in Section 2(a)(iv)(A) of Appendix A of the 2009 Share Award and Incentive Plan) or as

otherwise permitted under Treasury Regulation § 1.409A-1(e), and (v) this initial deferral election must in any event comply with Treasury Regulation § 1.409A-2(a)(8);

•      Initial deferral elections resulting in Company matching contributions may be made in compliance with Treasury Regulation § 1.409A-2(a)(9);

•      Initial deferral elections may be made to the fullest permitted under other applicable provisions of Treasury Regulation § 1.409A-2(a); and

(2)   Further Deferral Elections.  The foregoing notwithstanding, for any election to further defer an amount that is deemed to be a deferral of compensation subject to Code Section 409A (to the extent permitted under Company plans, programs and arrangements), any further deferral election made under the plan shall be subject to the following:

•      The further deferral election will not take effect until at least 12 months after the date on which the election is made;

•      If the election relates to a distribution event other than a Disability (as defined in Treasury Regulation § 1.409A-3(i)(4)), or death, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid), to the extent required under Treasury Regulation § 1.409A-2(b);

•      The requirement that the further deferral election be made at least 12 months before the original deferral amount would be first payable may not be waived by the Administrator, and shall apply to a payment at a specified time or pursuant to a fixed schedule (and in the case of a life annuity or installment payments treated as a single payment, 12 months before the date that the first amount was scheduled to be paid);

•      The further deferral election shall be irrevocable when filed with the Company; and

•      The further deferral election otherwise shall comply with the applicable requirements of Treasury Regulation § 1.409A-2(b).

(3)   Transition Rules.  Initial deferral elections and elections to change any existing deferred date for distribution of compensation in any transition period designated under Department of the Treasury and IRS regulations may be permitted by the Company to the fullest extent authorized under transition rules and other applicable guidance under Code Section 409A.